NEWS  RELEASE
FOR  IMMEDIATE  RELEASE                           Contact:  Raymond  Brandstrom
June  10,  2003                                   Chief  Financial  Officer
                                                  (206) 298-2909

             EMERITUS ANNOUNCES INTENT TO RETIRE PREFERRED STOCK AND
                   TERMINATION OF REGENT MANAGEMENT AGREEMENT

SEATTLE, WA, JUNE 10, 2003 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, announced it had entered into an agreement to repurchase its Series A preferred stock from the sole shareholder for a total price of $20.0 million. The Series A Stock has a face value of $25.0 million with a $22 per share conversion price and a mandatory redemption date of October 2004. The Series A Stock currently has accrued and unpaid dividends of approximately $9.0 million, which are included in the repurchase price and will therefore be extinguished as a part of the transaction. The completion of the repurchase would result in a one-time gain of approximately $14.0 million.

The completion of the transaction is subject to final approval from the Company's Board of Directors, which is required to make certain determinations under Washington corporate law. The Board of Directors has retained a financial adviser to provide advice in making these determinations. The transaction is also subject to consummation of required financing. The Company intends to fund the repurchase in part through the sale-leaseback of existing owned properties. The transaction is expected to close during the second quarter of this year.

Emeritus also announced that effective July 1, 2003, the Company will cease managing 12 Regent Assisted Living communities.

ABOUT  THE  COMPANY
Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 185 communities representing capacity for approximately 19,000 residents in 33 states. Emeritus's common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: A NUMBER OF THE MATTERS AND SUBJECT AREAS DISCUSSED IN THIS REPORT THAT ARE NOT HISTORICAL OR CURRENT FACTS DEAL WITH POTENTIAL FUTURE CIRCUMSTANCES, OPERATIONS, AND PROSPECTS. THE DISCUSSION OF SUCH MATTERS AND SUBJECT AREAS IS QUALIFIED BY THE INHERENT RISKS AND UNCERTAINTIES SURROUNDING FUTURE EXPECTATIONS GENERALLY, AND ALSO MAY MATERIALLY DIFFER FROM OUR ACTUAL FUTURE EXPERIENCE AS A RESULT OF SUCH FACTORS AS: THE EFFECTS OF COMPETITION AND ECONOMIC CONDITIONS ON THE OCCUPANCY LEVELS IN OUR COMMUNITIES; OUR ABILITY UNDER CURRENT MARKET CONDITIONS TO MAINTAIN AND INCREASE OUR RESIDENT CHARGES IN ACCORDANCE WITH RATE ENHANCEMENT PROGRAMS WITHOUT ADVERSELY AFFECTING OCCUPANCY LEVELS; INCREASES IN INTEREST RATES THAT WOULD INCREASE COSTS AS A RESULT OF VARIABLE RATE DEBT; OUR ABILITY TO CONTROL COMMUNITY OPERATION EXPENSES, INCLUDING INSURANCE AND UTILITY COSTS, WITHOUT ADVERSELY AFFECTING THE LEVEL OF OCCUPANCY AND THE LEVEL OF RESIDENT CHARGES; OUR ABILITY TO GENERATE CASH FLOW SUFFICIENT TO SERVICE OUR DEBT AND OTHER FIXED PAYMENT REQUIREMENTS; OUR ABILITY TO FIND SOURCES OF FINANCING AND CAPITAL ON SATISFACTORY TERMS TO MEET OUR CASH REQUIREMENTS TO THE EXTENT THAT THEY ARE NOT MET BY OPERATIONS; AND MAKING SATISFACTORY ARRANGEMENTS FOR THE CONTINUED OPERATION OF THE EMERITRUST COMMUNITIES BEYOND JUNE 30, 2003, WHEN OUR MANAGEMENT AGREEMENTS FOR THOSE COMMUNITIES EXPIRE. WE HAVE ATTEMPTED TO IDENTIFY, IN CONTEXT, CERTAIN OF THE FACTORS THAT WE CURRENTLY BELIEVE MAY CAUSE ACTUAL FUTURE EXPERIENCE AND RESULTS TO DIFFER FROM OUR CURRENT EXPECTATIONS REGARDING THE RELEVANT MATTER OR SUBJECT AREA. THESE AND OTHER RISKS AND UNCERTAINTIES ARE DETAILED IN OUR REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC), INCLUDING OUR ANNUAL REPORTS ON FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q.